THIS DOCUMENT IS A COPY OF THE FORM 8-K FILED ON JANUARY 16, 1997.






                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


      Date of Report: January 13, 1997 - Commission File No.: 33-14842-NY



                       PANTHER MOUNTAIN WATER PARK, INC.

             (Exact name of registrant as specified in its charter)



          Delaware                                22-2808173

(State or other jurisdiction of              (I.R.S. Employer
 incorporation or organization)               Identification No.)



Frontier Town, North Hudson, New York                    12855

(Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code (518) 532-7181




ITEM 5.  Other Events

     On January 10, 1997, the Registrant ("PMWP") and its wholly owned subsidiary, Panther Mountain-Missouri, Inc. ("PMMO") executed an Agreement with Venture Resources, L.L.C. ("VR"), pursuant which VR has agreed to invest $10,000,000 towards the capital improvement and development of the proposed Frontier Town II Theme Park, to be located in Stone County, Missouri. The Agreement further provides that VR will, following acquisition of certain other parcels located in Stone County, transfer title to such parcels to PMMO for the purpose of developing Frontier Town II and shall invest $500,000 in PMWP through the purchase of 5,000,000 Shares of PMWP common stock. Following completion of the transactions contemplated in the Agreement, PMWP shall own a 57% interest in PMMO, and VR shall own 40%. The remaining 3% of PMMO shall be owned by other individuals, who may include finders who facilitated the transaction. Reference is hereby made to
Exhibit 10-22 which is incorporated herein by reference and a copy of which is being filed herewith, for further detail relative to the Agreement.

     PMWP's and PMMO's proposed development of Frontier Town II is still subject to numerous risks and contingencies, including the actual receipt of funding from VR and VR's final acquisition and conveyance of the other parcels to PMMO. Presuming funding is received from VR, and conveyance of the other parcels is completed, the completion of Frontier Town II will be further subject to completion of all engineering and architectural studies and designs, receipt of zoning and other governmental approvals and sufficient funding to complete construction. Provided the park is completed and opened for business, the facility will be subject to intense competition from other established and future local and regional entertainment facilities. PMWP did not undertake any formal marketing or feasibility studies prior to its determination to proceed with Frontier Town II, and has relied upon the business judgment of management. In view of the preceding, the development and eventual successful operation of Frontier Town II must, at this time, be considered speculative and subject to substantial risk.

     PMWP is delinquent in filing of its Form 10-KSB for the f/y/e ending 4/30/96 and Form 10-QSB for the fiscal quarters ending 7/31/96 and 10/31/96. Although completion of the transactions reflected in the Agreement would improve PMWP's financial condition, PMWP's financial condition presently remains grave, and its ability to continue as a going concern remains subject to substantial doubt.


                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                              PANTHER MOUNTAIN WATER, PARK, INC.



                              BY:  S/KENNETH P. DELAFRANGE
                                   KENNETH P. DELAFRANGE,
                                   President

Dated:  January 13, 1997